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                                                     EXHIBIT 10.7



                           TAYLOR CAPITAL GROUP, INC.

                           Deferred Compensation Plan









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                            TAYLOR CAPITAL GROUP, INC.

                           Deferred Compensation Plan


                I.    PURPOSE


               II.    DEFINITIONS


              III.    PRIOR PLAN BENEFIT OBLIGATION


               IV.    ELIGIBILITY; PARTICIPATION LIMITS


                V.    BENEFITS


               VI.    CLAIM FOR BENEFITS PROCEDURE


              VII.    ADMINISTRATION


             VIII.    AMENDMENT AND TERMINATION


               IX.    MISCELLANEOUS
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                                                                        DRAFT

                          TAYLOR CAPITAL GROUP, INC.

                          Deferred Compensation Plan



I       PURPOSE

The purpose of the Taylor Capital Group, Inc. Deferred Compensation Plan is to provide a means whereby Taylor Capital may afford certain employees and senior management with an opportunity to build additional financial security, by providing a vehicle to defer Salary and Bonus amounts, and to permit Participants who also participate in the 401 (k)/ Profit Sharing and Employee Stock Ownership Plan ("401(k) / ESOP") to defer amounts in excess of the dollar limitation of IRC Section 402(g) applicable to the 401(k) / ESOP Plan.

In addition, the Company shall credit a Participant's Deferred Benefit Account with an amount equivalent to the amount which would have been contributed to the 401 (k) / ESOP for a Participant but for the limitation on the recognition of "compensation" of any amount deferred under this Plan, and restore certain benefits from the Company's qualified retirement plan otherwise limited by
Section 401(a)(17) and Section 415(c) of the Internal Revenue Code.

The Plan is a defined contribution plan. Deferrals of Salary and Bonus, together with Company Allocations made pursuant to the Plan, will be credited with interest based on an interest index, in accordance with the Plan, and paid to the Participant (or his or her Beneficiary) as described herein. By providing a means whereby Salary and Bonus may be deferred into the future, and by restoring contributions otherwise foregone because of the operation of IRC Sections 401(a)(17) and 415(c), the Plan will aid in attracting and retaining managers of exceptional ability, provide them with additional financial security at the time of Retirement, and supplement other Company-sponsored benefits in the event of death or Disability.

II      DEFINITIONS

        2.1 "Agreement" means the Taylor Capital Group, Inc. Deferred Compensation Election Agreement, executed between a Participant and the Company, whereby a Participant agrees to participate in the Plan and may defer a portion of his or her Salary or Bonus (as the case may be) or both, pursuant to the provisions of the Plan, and the Company agrees to pay benefits in accordance with the provisions of the Plan and Agreement. A Participant shall file an Agreement for each Plan Year as provided in Section 4.2.

        2.2 "Bank" and "Affiliate Bank" mean any affiliated subsidiary bank of the Company.

        2.3 "Beneficiary" means the person, persons, or trust designated Beneficiary pursuant to Section 5.11.

        2.4 "Bonus" means the gross annual bonus amount(s) payable to a Participant from the Company's Management Incentive Plan or successor plan(s), if any, in effect for the Company fiscal year coinciding with the Plan Year (but payable after the end of the Plan Year) otherwise payable in cash, and considered "wages" for FICA and federal income tax withholding, and including any amount deferred under an unfunded, nonqualified plan maintained by the Company. For purposes of this Section, Bonus amounts considered shall exclude reimbursements or other expense allowances (whether or not includable in gross income, and including but not limited to car allowanc-

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es), (cash or noncash) fringe benefits (including but not limited to contest prizes), moving expenses, deferred compensation (other than Participant Contributions made under this Plan), welfare benefits (including but not limited to imputed income on life insurance coverage, unused and/or accrued vacation pay and severance pay), and any distribution of stock (excluding proceeds from any stock options, stock appreciation rights, or any other stock or equity based management incentive plan). Bonus amounts considered shall include any amounts by which the Participant's Bonus is reduced by a bonus reduction or similar arrangement under any qualified plan described in IRC Section 401(a) or any cafeteria plan (as described in IRC Section 125) maintained by the Company.

     2.5 "Committee" means the Plan Committee appointed pursuant to Article VI to manage and administer the Plan.

     2.6 "Company" means Taylor Capital Group, Inc., a Delaware corporation, its successors and assigns, and any affiliated company and Affiliate Bank which grants participation hereunder to an employee with the Company's consent.

     2.7 "Company Allocation" means an amount added to a Participant's Deferred Benefit Account, pursuant to Sections 4.6.

     2.8 "Compensation" means cash remuneration paid pursuant to this Plan for services rendered prior to the date paid.

     2.9 "Deferred Benefit Account" and "Account" mean the separate accounting record(s) maintained by the Company for each Participant, pursuant to Articles IV and V. The total amount of each Participant's Deferred Benefit Account shall consist of the amounts described in Section 5.1. Deferred Benefit Account(s) shall be utilized solely as a recordkeeping device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall be subject to Section 9.2 hereof. Notwithstanding the provisions of Section 9.8, a Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund or escrow arrangement of any kind.

     2.10 "Deferred Compensation Plan Trust" and "Trust" mean the irrevocable grantor trust or trusts which may be established by the Company with an independent trustee for the benefit of persons entitled to receive payments hereunder.

     2.11 "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article V. The last day of each fiscal quarter and the date of a Participant's Termination of Service shall be a Determination Date.

     2.12 "Disability" shall have the same meaning and be determined in the same manner as in the Taylor Capital Group, Inc. Long-Term Disability Income Plan. In the absence of such a plan, "Disability" or "Disabled" shall mean a permanent impairment of the physical or mental condition of a Participant, which, in the sole discretion of the Company, prevents Participant from performance of the usual duties of employment attendant to the Participant's function with the Company. The determination of the Company as to a Disability shall be made on the basis of such medical and other competent evidence as the Company shall deem relevant, and shall be binding on Participant.

     2.13    "ERISA" means the Employee Retirement Income Security Act of 1974.

     2.14 "ERISA Funded" means that the Plan does not meet the "unfunded" criterion of the exceptions to the application of Parts 2 through 4 of Subtitle B of Title I of ERISA.

     2.15 "401(k)/ESOP" means the Taylor Capital Group, Inc. 401 (k) / Profit Sharing and Employee Stock Ownership Plan, as amended.

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     2.16     "Interest Crediting Rate" and "Interest" mean the average yield on corporate bonds for the preceding fiscal quarter. For purposes of this Section, the average yield on corporate bonds means the composite average yield of industrial and public utility bonds, rates Aaa through Baa, as determined from Moody's Bond Record published monthly by Moody's Investor's Service, Inc. (or any successor thereto), or, if such yield is no longer available, a substantially similar average selected by the Administrative Committee.

     2.17     "IRC" means the Internal Revenue Code of 1986, as amended.

     2.18 "Participant" means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.1, and, if he or she becomes a Participant in accordance with the provisions of Section 4.1, who enters into an Agreement with the Company.

     2.19 "Plan" means the Taylor Capital Group, Inc. Deferred Compensation Plan, as amended from time to time.

     2.20     "Plan Effective Date" means October 1, 1994.

     2.21     "Plan Restatement Date" means January 1, 1997.

     2.22 "Plan Year" means the Company's fiscal year, which, unless and until changed, is January 1 to December 31. For the Plan Year coincident with the Plan Effective Date, the Plan Year shall be from October 1, 1994 to December 31, 1994.

     2.23 "Prior Plan" means the Cole Taylor Financial Group, Inc. Deferred Compensation Plan, as amended from time to time, in effect prior to the Plan Restatement Date with respect to Participants who were employed by the Cole Taylor Financial Group, Inc. or affiliate, and who were Participants in the Prior Plan as of the date, immediately preceding the Plan Restatement Date.

     2.24 "Retirement Date" and "Retirement" mean the date of termination of service of a Participant for reasons other than death or Disability after he or she (i) attains age fifty-five (55) and has ten (10) Years of Service; (ii) has attained age 65; or (iii) terminates under circumstances which the Company, in its sole discretion, elects to treat as a Retirement for purposes of the Plan.

     2.25 "Salary" for purposes of the Plan shall be the total of the Participant's base salary paid during a Plan Year, and considered "wages" for FICA and federal income tax withholding, but before any deferral made pursuant to this or any other plan. For purposes of this Section, Salary amounts considered shall exclude reimbursements or other expense allowances (whether or not includable in gross income, and including but not limited to car allowances), (cash or noncash) fringe benefits (including but not limited to contest prizes), moving expenses, deferred compensation (other than Participant Contributions made under this Plan), welfare benefits (including but not limited to imputed income on life insurance coverage, unused and/or accrued vacation pay and severance pay), and any distribution of stock (excluding proceeds from any stock options, stock appreciation rights, or any other stock or equity based management incentive plan). Salary amounts considered shall include any amounts by which the Participant's Salary is reduced by a salary reduction or similar arrangement under any qualified plan described in IRC Section 401(a) or any cafeteria plan (as described in IRC Section 125) maintained by the Company.

     2.26 "Tax Funded" means that the interest of a Participant in the Plan will be includable in the gross income of the Participant for federal income tax purposes prior to actual receipt of Plan benefits by the Participant.

     2.27 "Termination of Service" means the Participant's ceasing his or her employment with

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the Company for any reason whatsoever, whether voluntarily or involuntarily.

     2.28 "Years of Service" means years of service credited to a Participant in the 401(k)/ESOP Plan. In its sole discretion, the Committee may award additional Years of Service to a Participant at any time prior to his or her Retirement Date.

III  PRIOR PLAN BENEFIT OBLIGATION

     3.1 Prior Plan Participants. Notwithstanding any provision of Section 4.1 to the contrary, all employees of the Company who were Participants in the Prior Plan on the day immediately preceding the Plan Restatement Date are Participants in the Plan.

     3.2   Transfer of Benefit Liability. Without the consent of any Prior
Plan Participant, any benefit liability on the books of the Cole Taylor Financial Group, Inc. attributable to the Prior Plan shall be transferred to and become a benefit liability on the books of the Company, to be paid in the manner set forth in this Plan, with the Company substituted for the Cole Taylor Financial Group, Inc. under the Plan. Subject to the provisions of the Prior Plan, upon such book transfer.

           (a) the Cole Taylor Financial Group, Inc. shall thereafter have no obligation to the Participant under the Prior Plan;

           (b) the Company's rights and obligations with respect to each Participant in the Prior Plan who is a Participant in this Plan shall be governed by the terms of this Plan;

           (c) the Participant shall not be deemed to have incurred a Termination of Service for purposes of the Prior Plan; and

           (d) the Participant's rights shall at all times be subject to the provisions of Section 9.2.

     3.3 Non-Duplication of Benefits. The amount of any benefit payable under the Prior Plan shall be paid solely by the Company, from the general assets of the Company, at the same time, in the same manner, and in the same amount as such benefit would have been payable as provided in the Prior Plan, and shall be in lieu of any benefit payable by the Cole Taylor Financial Group, Inc. under the terms of the Prior Plan.

     3.4 Deferred Benefit Account. In accordance with Section 3.2, a Deferred Benefit Account shall be established as a recordkeeping device for each Prior Plan Participant who becomes a Participant in this Plan in the manner provided in Section 3.1. Each such Participant's Deferred Benefit Account beginning balance, as of the Plan Restatement Date, shall be the Prior Plan's Deferred Benefit Account balance, including interest, as of the end of the day immediately preceding the Plan Restatement Date.

IV   ELIGIBILITY: PARTICIPATION LIMITS

     4.1 Eligibility and Participation. Eligibility to participate in the Plan shall be limited to management employees of the Company who meet all of the following conditions. Each employee

           (a)  must be in Salary Grade 34 or above, or

           (b) must be designated as eligible upon recommendation of the Chief Executive Officer, and approved by the Committee.

Each employee so eligible to participate must file an Agreement with the Company in accordance

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with Section 4.2 in order to become a Participant in the Plan.  An employee who meets all of the requirements of this Section shall become a Participant in the Plan. Except as otherwise provided in Section 4.4, once an employee becomes a Participant in the Plan, he or she shall remain a Participant until all benefit payments, if any, to the Participant (or his or her Beneficiary) have been made.

     4.2 Deferral of Salary and Bonus. Eligible employees of the Company who elect to participate in the Plan must file an Agreement to participate in the Plan and to defer Salary, Bonus, or both, with the Company prior to the beginning of the Plan Year in which the Salary or Bonus is to be earned. An eligible employee who fails to file an Agreement before the beginning of a Plan Year may file an Agreement to defer Salary, Bonus, or both, with respect to a subsequent Plan Year. A Participant's Agreement shall be subject to all of the limitations of Section 4.3.

     4.3 Deferral Limitations. A Participant's Agreement to participate in the Plan and to defer Salary, Bonus, or both, shall be subject to the following limitations:

             (a) a Participant may elect to defer no less than five percent (5%) and no more than fifteen percent (15%) of Salary, in increments of one percentage point (1%); and

             (b) a Participant's Agreement to defer up to one hundred percent (100%) of Bonus shall be in increments of ten percentage points (10%); and

             (c) for the Plan Year coincident with the Plan Effective Date, a Participant may elect to defer no less than five percent (5%) nor more than one hundred percent (100%) of Salary, in increments of one percentage point (1%), remaining to be paid in 1994 Plan Year; and

             (d) any Agreement to defer Salary, Bonus, or both, may not apply to a Plan Year after the 1999 Plan Year; and

             (e) the Agreement shall be irrevocable upon acceptance by the Company.

     4.4 Suspension of Agreement to Defer. A Participant's Agreement to defer Salary, Bonus, or both, shall be suspended in the event that the Company, in its sole discretion, reasonably determines that a Participant ceases to meet the eligibility requirements of the Plan. In such event, no additional Company Allocations shall be made to the Account of a Participant for the period his or her Agreement is suspended. A Participant whose Agreement has been suspended pursuant to this Section shall not be deemed to have incurred a Termination of Service, and his or her Deferred Benefit Account shall continue to be maintained under the terms of the Plan.

     4.5 Timing of Deferral Credits. The amount of Salary or Bonus that a Participant elects to defer in the Agreement shall cause an equivalent reduction in his or her Salary or Bonus payment, and shall be credited to the Participant's Deferred Benefit Account throughout the Plan Year as the Participant is paid (or would have been paid) the non-deferred portion of his or her Salary or Bonus in each Plan Year. Any Company Allocation to be made to a Participant's Deferred Benefit Account in accordance with Section 4.6 shall be credited to the Deferred Benefit Account of a Participant at the same time the Company's contributions are made (or would have been made) to the 401(k)/ESOP.

     4.6 Annual Company Allocation. The Company shall credit a Company Allocation to a Participant's Deferred Benefit Account. The amount of the Company Allocation, if any, shall be calculated and determined as follows:


             (a) The Company shall credit a Participant's Deferred Benefit Account with the amount,

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          if any, which is equivalent to reductions of Company contributions under the 401 (k)/ESOP caused by the Participant's reduction in Salary and Bonus attributable to participation in this Plan.

          (b)  The Company shall credit a Participant's Deferred Benefit
          Account with the amount, if any, which is equivalent to the Company contribution which could not be made under the 401(k)/ESOP because of:

               (1)     the dollar limit on contributions under IRC Section
               415(c); and

               (2) the annual limitation of compensation which can be taken into account under IRC Section 401(a)(17).

          In order to qualify for the Company Allocation to be credited in accordance with this subsection (b), a Participant must elect (or have elected) either:

               (1) to defer at least six percent (6%) of compensation as a contribution to the 401(k)/ESOP, or

               (2) a percentage amount which would result (but for the limits of IRC Section 402(g)) in a deferral amount which exceeds the maximum dollar amount permitted under IRC Section 402(g).

A Company Allocation, if any, made to a Participant's Deferred Benefit Account in accordance with this Section shall be credited to his or her Deferred Benefit Account at the same time the Company's contributions are made (or would have been made) to the 401(k)/ESOP.

     4.7 Vesting. A Participant shall be one hundred percent (100%) vested in the amount of Salary and Bonus deferred and credited to his or her Deferred Benefit Account, including interest attributable thereto. Any amount credited to a Participant's Deferred Benefit Account as a Company Allocation attributable to the 401(k)/ESOP pursuant to Section 4.6, together with any interest attributable thereto, shall vest in the same percentage as if such Company Allocation had been a Company contribution made to the 401(k)/ESOP Plan Account of a Participant.

V  BENEFITS

     5.1 Determination of Account. Each Participant's Deferred Benefit Account as of each Determination Date shall consist of:

          (a) subject to the provisions of Section 3.4, the balance, if any, of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus

          (b) the Participant's Salary or Bonus deferred pursuant to Section 4.2, and credited to a Participant's Account since the immediately preceding Determination Date in accordance with Section 4.5, plus

          (c) any Company Allocation made pursuant to Section 4.6, and credited to a Participant's Account since the immediately preceding Determination Date in accordance with Section 4.5, less

          (d) all benefit payment(s) made to the Participant (or his or her Beneficiary) from such Account in accordance with this Article IV since the preceding Determination Date, plus

          (e) Interest credited on the average daily balance of the Deferred Benefit Account as

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          of the Determination Date and since the last preceding Determination
          Date, after the Account has been adjusted for any additions or distributions to be credited or deducted.

         5.2 Retirement Benefit. Upon a Participant's Retirement Date, the Company shall pay to the Participant, as Compensation earned prior to Retirement, a benefit equal to the value of his or her Deferred Benefit Account, with the Company Allocation vested in accordance with Section 4.7, determined under Section 5.1 as of the Determination Date coincident with such Retirement Date. The form of benefit payment shall be provided in Section 5.8 upon and after such Retirement Date, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.3, 5.4, 5.5, 5.6, or 5.7 of the Plan.

          5.3 Termination Benefit. Upon Termination of Service of the Participant before his or her Retirement Date for reasons other than his or her death or Disability, the Company shall pay to the Participant, as Compensation earned prior to his or her Termination of Service, a benefit equal to the value of his or her Deferred Benefit Account, vested in accordance with Section 4.7, determined under Section 5.1 as of the date of Termination of Service. Unless otherwise directed by the Committee, the termination benefit shall be payable in a lump sum. Upon a Termination of Service, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.2, 5.4, 5.5, 5.6, or 5.7 of the Plan.

          5.4 Death Benefit. Upon the death of the Participant prior to his or her Termination of Service, the Company shall pay to the Beneficiary of the deceased Participant, as Compensation earned prior to his or her death, a benefit equal to the value of the Participant's Deferred Benefit Account, vested in accordance with Section 4.7, determined under Section 5.1 as of the Determination Date coincident with or next following the Participant's date of death. The death benefit shall be paid in a lump sum. Upon a Termination of Service, the Participant shall immediately cease to be eligible for any benefit provided under Section 5.2, 5.3, 5.5, 5.6, or 5.7 of the Plan.

          5.5 Disability Benefit. In the event of Disability prior to his or her Retirement Date, the Company shall pay to the Disabled Participant, as Compensation earned prior to the Disability, a benefit equal to the value of his or her Deferred Benefit Account, with the Company Allocation vested in accordance with Section 4.7, determined under Section 5.1. Such benefit shall be payable in annual installments, as provided in Section 5.8, until the earliest of the following events:

                (a) The Participant ceases to be Disabled and resumes employment with the Company;

                (b) The Participant ceases to be Disabled and does not resume employment with the Company. If the Participant has attained his or her Retirement Date, he or she shall be entitled to the benefits provided for in Section 5.2. If the Participant has not attained his or her Retirement Date, such Participant's Deferred Benefit Account shall be recomputed and adjusted to reflect the vesting provisions of Section 4.7. Upon any such recomputation and adjustment, the value of his or her Deferred Benefit Account, if any, shall be paid in a lump sum as a Termination Benefit in the manner provided in Section 5.3. In no event shall the recomputation and adjustment of a Participant's Deferred Benefit Account made pursuant to this subsection operate to require that such previously Disabled Participant repay any Disability benefit paid hereunder;

                (c) The Participant dies. The Deferred Benefit Account balance remaining shall be paid in a lump sum as provided in Section 5.4; or

                (d) The Participants Deferred Benefit Account balance reaches zero.

          If a Disability occurs during the period elected in the Agreement, the Disabled Participant's

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Agreement shall be suspended, and further deferrals shall not be required during the period of Disability. Upon a written request by a Participant filed with the Committee, the Committee may, in its sole discretion, pay a Disability benefit equal to the value of the Disabled Participant's Deferred Benefit Account in a single lump sum payment.

     5.6 Interim Distribution Benefit. A Participant may elect in his or her Agreement to have a portion his or her Deferred Benefit Account paid to him or her at the time specified in such Agreement. If the Participant so elects, the Company shall pay to the Participant, as Compensation earned prior to the interim distribution date, a lump sum benefit equal to the amount so elected in the Agreement, subject to all of the following:

           (a) The date selected for the interim distribution is a January 1 occurring on or after the fifth (5th) anniversary of the first day of the Fiscal Year the Agreement became effective;

           (b) The amount to be distributed pursuant to such Agreement will be equal to the amount by which his or her Salary, Bonus, or both, were reduced pursuant to such Agreement;

           (c) A Participant's Agreement may not provide for more than one date on which a benefit shall be paid in accordance with this Section.
           The date specified in the Agreement shall be disregarded if the Participant's Termination of Service occurs prior to such date. An election to receive an interim distribution benefit at a date specified in the Agreement shall be irrevocable, unless the Administrative Committee, in its sole discretion, grants a Participant's request to revoke his or her election. Any such request to revoke his or her election must be filed with and approved by the Committee at least one year prior to the January 1 that the interim distribution would otherwise be made. If the request is granted by the Committee, the value of such benefit shall remain as a credit to the balance of the Participant's Deferred Benefit Account, to be maintained in the manner provided in Section 5.1, and paid instead in the manner provided in Sections 5.2, 5.3, 5.4, 5.5, or 5.7; and

           (d) The amount to be distributed in accordance with this Section shall be distributed without Committee approval required.

     5.7 Emergency Benefit. In the event that the Committee, upon written petition of the Participant, determines, in its sole discretion, that the Participant has suffered a severe financial hardship, the Company shall pay to the Participant, as soon as practicable following such determination, as Compensation earned prior to the severe financial hardship, a benefit equal to the amount necessary to meet the severe financial hardship not in excess of the value of the vested portion of the Participant's Deferred Benefit Account, including interest. For purposes of this Section, a severe financial hardship is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurence. Cash needs arising from events such as the purchase of a house or education expenses for children, shall not be considered to be the result of a severe financial hardship. For purposes of this Section, the criteria for establishing and determining a severe financial hardship shall be made in accordance with IRC Section 457(d)(1)(A), and Internal Revenue Service Regulation 1.457-2(h)(4).

     5.8  Form of Benefit Payment. Upon the happening of an event described in
Section 5.2 or 5.5, the Company shall pay to the Participant (or his or her Beneficiary) the amount calculated in accordance with this Section in annual installments payable in substantially equal amounts, calculated and determined as follows:


          (a) An annual installment payment shall be determined for the Participant's Deferred Benefit Account. The amount of the installment payment shall be a fixed amount calculated to



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        amortize the unpaid balance of the Deferred Benefit
        Compensation balance in fifteen (15) equal annual installments (or, in its sole discretion, in fewer than fifteen (15) annual installments), and shall be based on the Interest Crediting Rate in effect at the time payments commence. The Committee may recompute the amount of the installment each year to reflect actual or projected changes in the Interest Crediting Rate. Installment benefit payments shall cease when the Deferred Benefit Account balance reaches zero, or with the final payment determined hereunder.


                (b) Unless an annual payment is the final annual installment payment, each annual installment payment shall be at least equal to $5,000. Notwithstanding the amortization method described in
        Section 5.8(a) immediately above, in the event an installment payment determined under Section 5.8(a) is less than $5,000, the annual installment payment shall be $5,000. Annual installment payments in the amount of $5,000 shall continue until the amount of the installment is recomputed, as provided below, or until the remaining Account balance is less than $5,000. Once the Account balance is less than $5,000, the subsequent annual payment, which shall be the final payment, shall equal the remaining Deferred Benefit Account balance.

Upon the death of a Participant after the commencement of payment of benefits pursuant to Section 5.2, the Deferred Benefit Account remaining shall be paid to the Beneficiary in annual installments over the remaining number of years determined above. Upon a written request of a Beneficiary, or upon the request of Disabled Participant, the Committee may, in its sole discretion, pay the value of a Disabled or deceased Participant's Deferred Benefit Account in a lump sum.

Upon a written request by a Participant filed with the Committee prior to the commencement of benefits under this Plan, the Committee may, in its sole discretion, pay the value of his or her Deferred Benefit Account in a lump sum, or in fewer than fifteen (15) annual installments.

        5.9 Withholding: Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal, or any state or local, government.

        5.10 Commencement of Payments. Unless otherwise provided, payments under this Plan shall commence as soon as practicable following the Participant's Termination of Service, but in no event later than ninety (90) days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under this Plan. The date of each subsequent annual installment shall be on the same Determination Date each year, as determined by the Committee in its sole discretion.

        5.11 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Participant during his or her lifetime, provided that if the Participant dies prior to the commencement or completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 5.11. The Participant shall designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may change such designation without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. (In community property states, the spouse of a married Participant shall join in any designation of a Beneficiary other than the spouse.) If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be the Beneficiary designated by the Participant in the 401(k) / ESOP Plan, and otherwise shall be the executor(s) or administrator(s) of the deceased Participant's estate.

        5.12 Facility of Payment. Any benefit payable hereunder to any person under a legal disability, or to any person who, in the judgment of the Committee, is unable to properly administer his or her financial affairs, may be paid to the legal representative of such person, or may be applied





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
for the benefit of such person in a manner which the Committee may select.

VI  CLAIM FOR BENEFITS PROCEDURE


     6.1 Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Committee. If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

            (a)  the specific reason or reasons for the denial of the claim;

            (b) a reference to the relevant Plan provisions upon which the denial is based;

            (c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

            (d)  an explanation of the Plan's claim review procedure.

     6.2 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing.

     6.3    Decision Upon Review of Denial of Claim for Benefits.  The
Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

            (a)  include specific reasons for the decision;

            (b) be written in a manner calculated to be understood by the claimant; and

            (c) contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Committee shall be final and binding in all respects on both the Company and the claimant.

VII  ADMINISTRATION

     7.1 Plan Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall be the Committee of the Plan. The Committee may assign duties to an officer or other employees of the Company, and delegate such duties as it sees fit.

     7.2 General Rights, Powers and Duties of Committee. The Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights, and duties set forth elsewhere in the Plan, it shall have the following powers and duties to:

          (a) adopt, alter, and repeal such rules, regulations, guidelines, and practices, which rules, regulations, guidelines, and practices may alter any provisions of the Plan that are administrative or ministerial in nature without the necessity of an amendment to the Plan as it deems necessary for the proper and efficient administration of the Plan;

          (b) administer the Plan in accordance with its terms and any rules and regulations it establishes;

          (c) maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

          (d) construe and interpret the Plan, to correct any defect, omission, or inconsistency in the Plan, and to resolve all questions arising under the Plan;

          (e) direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

          (f) employ or retain agents, attorneys, actuaries, accountants or other persons who may also be employed by or represent the Company; and

          (g) be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

All rules, regulations, guidelines, and practices adopted by the Committee, and all interpretations and constructions of the Plan and determinations of the benefits payable hereunder made by the Committee, if made in good faith, shall be final and binding on all persons.

     7.3 Information to be Furnished to Committee. The records of the Company shall be determinative of each Participant's period of employment, age, Termination of Service and the reason therefor, Disability, leave of absence, reemployment, personal data, and Salary and Bonus. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

     7.4. Responsibility. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company. Further, the Company shall hold harmless and defend any individual in the employment of the Company and any Director of the Company against any claim, action, or liability asserted against him or her in connection with any action or failure to act regarding the Plan, except as and to the extent such liability may be based upon the individual's own willful misconduct or fraud. This indemnification shall not duplicate, but may supplement, any coverage available under any applicable insurance coverage.

VIII.  AMENDMENT AND TERMINATION

     8.1 Amendment. The Plan may be amended in whole or in part by the Board of Directors of the Company at any time. Notice of any material amendment shall be given in writing to the Committee and to each Participant and each Beneficiary of a deceased Participant. No amendment shall retroactively decrease the balance of a Participant's Deferred Benefit Account or retroactively decrease the Interest Crediting Rate used prior to the date of the amendment.

     8.2 Company's Right to Terminate. The Company reserves the sole right to terminate the

Plan. The Company also reserves the sole right to terminate the Agreement pertaining to a Participant at any time prior to the commencement of payment of his or her benefits. In the event of any such termination, the Company shall continue to be obligated to pay benefits accrued prior to the date of such termination in accordance with the Plan. The Participant shall be deemed to have incurred a Termination of Service, and his or her Deferred Benefit Account shall be paid in the manner provided in Section 5.3.

     8.3 Special Termination. Any other provision of the Plan to the contrary notwithstanding, the Plan shall terminate if the Plan is held to be ERISA Funded or Tax Funded by a federal court, and appeals from that holding are no longer timely or have been exhausted. The Company may terminate the Plan if it determines, based on a legal opinion which is satisfactory to the Company, that either judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Plan will be held to be ERISA Funded or Tax Funded, and failure to so terminate the Plan could subject the Company or the Participants to material penalties. Upon any such termination, the Company may:

          (a) transfer the rights and obligations of the Participants and the Company to a new plan established by the Company, which is not deemed to be ERISA Funded or Tax Funded, but which is similar in all other respect to this Plan, if the Company determines that it is possible to establish such a Plan;

          (b) if the Company, in its sole discretion, determines that it is not possible to establish the Plan in (a) above, each Participant shall be paid a lump sum benefit equal to the value of the vested portion of his or her Deferred Benefit Account;

          (c) pay a lump sum benefit equal to the value of the vested portion of the Participant's Deferred Benefit Account to the extent that a federal court has held that the interest of the Participant in the Plan is includable in the gross income of the Participant for federal income tax purposes prior to actual payment of Plan benefits. The value of any amount remaining in the Participant's Deferred Benefit Account shall remain as an obligation of the Company, to be paid to the Participant as provided in the Plan;

          (d) pay to a Participant a lump sum benefit equal to the vested portion of a Participant's Deferred Benefit Account if, based on a legal opinion satisfactory to the Company, there is a significant risk that such Participant will be determined not to be part of a "select group of management or highly compensated employees" for purposes of ERISA.

Any benefit payable under this Section shall be payable as soon as practicable following the Company's determination that the Plan is ERISA Funded or Tax Funded, but in no event later than ninety (90) days following receipt of notice by the Committee that the Plan is ERISA Funded or Tax Funded, or at such other date as may be determined by the Committee in its sole discretion.

A lump sum payment to be made in accordance with this Section shall be subject to the provisions of Section 5.10. Unless otherwise directed by the Committee, the termination benefit shall be payable in a lump sum.

IX  MISCELLANEOUS

     9.1 Separation of Plan; No Implied Rights. The Plan shall not operate to increase any benefit payable to or on behalf of a Participant (or his or her Beneficiary) from any other Plan maintained by the Company. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the

Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

     9.2 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company or by a Trust pursuant to Section 9.8. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

     9.3 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the Salary, Bonus, or other remuneration payable to the Participant.

     9.4 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company's right to offset future payments for such indebtedness or obligation.

     9.5 Non-assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferrable except by will or in accordance with the laws of descent and distribution. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferrable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

     9.6 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the last known address of the Participant if to the Participant, or, if given to the Company, to the principal office of the Company, directed to the attention of the Plan Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

     9.7 Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.

     9.8 Deferred Compensation Plan Trust. The Company may establish a Trust or Trusts with (an) independent trustee(s), and shall comply with the terms of the Trust(s). If established, the Company may transfer to the trustee(s) an amount of cash, marketable securities, or other property acceptable to the trustee(s) ("Trust Property") equal in value to the amount necessary, calculated on an actuarial basis in accordance with the terms of the Trust(s), to pay the Company's obligations under the Plan (the "Funding Amount"), and may make additional transfers to the trustee(s) as may be necessary in order to maintain the Funding Amount. Trust Property so transferred shall be held.

managed, and disbursed by the Trustee(s) in accordance with the terms of the Trust(s). To the extent that Trust Property shall be used to pay the Company's obligations under the Plan, such payments shall discharge obligations of the Company; however, the Company shall continue to be liable for amounts not paid by the Trust(s). The Company shall have no obligation to establish such Trust(s), or to pay or deliver the Funding Amount over to the trustee(s). In the event of a Change of Control, the amount and timing of the payment of benefits shall be as determined under any provisions of the Trust agreement relating thereto, which shall replace the payment provisions of Article IV herein. Trust Property will nevertheless be subject to claims of the Company's creditors in the event of bankruptcy or insolvency, and the Participant's rights under the Plan and Trust(s) shall at all times be subject to the provisions of Section 9.2.

     9.9 Transfer of Benefit Liability. The amount of any benefit payable under the Plan shall be paid from the general assets of the Company or Affiliate Bank with respect to whose employee or former employee the benefit is payable. Subject to the provisions of the Plan, the liability of an Affiliate Bank (the "Original Bank") with respect to a Participant shall not be affected by the Participant's termination of employment with such Original Bank to become an employee of an Affiliate Bank; provided, however, that, with the consent of the Original Bank and the Affiliate Bank, but without the consent of the Participant, the benefit liability on the books of the Original Bank may be transferred to and become a benefit liability on the books of the Affiliate Bank. In the event of such book transfer:

          (a) the Original Bank shall thereafter have no obligation to the Participant under the Plan;

          (b) the Affiliate Bank's rights and obligations with respect to the Participant shall be governed by the terms of the Plan, with the Affiliate Bank substituted for the Original Bank under the Plan;

          (c) the Affiliate Bank shall not be required to give effect to the Participant's Agreement with respect to remuneration earned at the Affiliate Bank;

          (d) the Participant shall not be deemed to have incurred a Termination of Service for purposes of the Plan; and

          (e) the Participant's rights shall at all times be subject to the provisions of Section 9.2.

     IN WITNESS WHEREOF, the Company has adopted the amended and restated Taylor Capital Group, Inc. Deferred Compensation Plan as of the Plan Restatement Date.



                                                TAYLOR CAPITAL GROUP, INC.

                                                By________________________

                                                Its_______________________

                                                        Date______________

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